Exhibit 99.1

PURE Bioscience Appoints New Board Members and Management Team

SAN DIEGO (August 13, 2013) – PURE Bioscience (OTCQB: PURE), creator of the patented silver dihydrogen citrate (SDC) antimicrobial, today announced a leadership reorganization beginning with the return of Dave Pfanzelter as chairman of the board of directors. Mr. Pfanzelter will also serve as interim chief executive officer while the company initiates the process of recruiting a new CEO. The company’s former chief financial officer, Peter C. Wulff, also agreed to return to the company to serve as both its CFO and chief operating officer. In addition, the company has appointed Gary Cohee to the board of directors.

Mr. Pfanzelter replaces Michael L. Krall, the company’s founder, who had served as chief executive officer, president and a member of the board of directors for more than 20 years since its inception in 1992.

“I am as excited as ever about the future of SDC and PURE Bioscience. I believe the SDC-based products are well positioned to make a difference in multiple industries, including the food service, food processing, hospital and personal care markets, by providing a safe and effective antimicrobial solution to dangerous pathogens. It’s been an honor to lead PURE Bioscience. I am proud of our team’s achievements and grateful for its commitment to bringing our amazing technology to fruition. I wish PURE Bioscience and its new management team the utmost success as they advance the company to the next stage of commercialization,” stated Mr. Krall.

“I am pleased to be named chairman of PURE’s board and serve as its interim CEO. I am confident in the company’s future prospects with our new management team who has laser focused discipline and experience to commercialize PURE’s technology and strengthen its financial condition,” said Mr. Pfanzelter, “In addition, we appreciate and recognize Michael Krall’s vision and creation of the intellectual property portfolio, product innovation and market strategy foundation upon which the company was built. Throughout his tenure, Mr. Krall transformed the company from its original phase as a pharmaceutical dispensing equipment company through acquisition of the unrefined version of SDC to the current point of commercialization of sophisticated SDC-based products. We thank Mr. Krall for his decades of hard work, dedication, tenacity and numerous other contributions as the founding visionary by developing the SDC technology platform as a unique and proprietary next-generation antimicrobial.”

“On behalf of Redwood Investment Group, I am pleased to have facilitated with key members of the management team the strategy and execution of Pure Bioscience’s transition,” said Mr. Tom Hemingway, President and CEO of Redwood Investment Group, “We are at an exciting inflection point of taking the business to the next level of development and look forward to shaping its future prospects.”

www.purebio.com

voice: 619.596.8600         facsimile: 619.596.8790

1725 Gillespie Way  >  El Cajon, California 92020

The management reorganization also includes the departure of Dennis Brovarone and Donna Singer from the company and its board of directors.

About PURE Bioscience, Inc.

PURE Bioscience, Inc. develops and markets technology-based bioscience products that provide solutions to numerous global health challenges, including Staph (MRSA) and Carbapenem-resistant Enterobacteriaceae (CRE)/NDM-1+. PURE’s proprietary high efficacy/low toxicity bioscience technologies, including its silver dihydrogen citrate-based antimicrobials, represent innovative advances in diverse markets and lead today’s global trend toward industry and consumer use of “green” products while providing competitive advantages in efficacy and safety. Patented SDC is an electrolytically generated source of stabilized ionic silver, which formulates well with other compounds. As a platform technology, SDC is distinguished from competitors in the marketplace because of its superior efficacy, reduced toxicity and the inability of bacteria to form a resistance to it. PURE is headquartered in El Cajon, California (San Diego metropolitan area). Additional information on PURE is available at www.purebio.com.

Forward-looking Statements

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “expect,” “intend,” “project” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s cash position and liquidity requirements, the Company’s failure to implement or otherwise achieve the benefits of its proposed initiatives and business plans, acceptance of the Company’s current and future products and services in the marketplace, the ability of the Company to develop effective new products and receive regulatory approvals of such products, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Contact:

Investor Relations

Tom Hemingway

Redwood Investment Group

714.927.9118

www.purebio.com

voice: 619.596.8600         facsimile: 619.596.8790

1725 Gillespie Way  >  El Cajon, California 92020

Peter C. Wulff, CFO

Pure Bioscience, Inc.

619.596.8600 ext.111

www.purebio.com

voice: 619.596.8600         facsimile: 619.596.8790

1725 Gillespie Way  >  El Cajon, California 92020